Exhibit 4.51
AMENDMENT NO. 1
TO
ASSET PURCHASE AGREEMENT
among
STATS CHIPPAC (THAILAND) LIMITED.
and
STATS CHIPPAC LTD
and
LSI (THAI) LTD.
And
LSI CORPORATION
DATED 2 OCTOBER 2007

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT
THIS AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT (this “Amendment”) is made as of the 2nd day of October 2007 by and among:
1.	STATS CHIPPAC (THAILAND) LIMITED. a corporation organized under the laws of the Kingdom of Thailand (“Buyer”);

2.	STATS CHIPPAC LTD, a corporation organized under the laws of Singapore (“Buyer Guarantor”);

2.	LSI (THAI) LTD., a corporation organized under the laws of the Kingdom of Thailand (“Seller”); and

4.	LSI CORPORATION, a corporation organized under the laws of Delaware, USA (“Seller Guarantor”).
Buyer, Buyer Guarantor, Seller and Seller Guarantor are hereinafter collectively referred to as the “Parties” and individually as a “Party”.
RECITALS:
A.	WHEREAS, the Parties entered into an Asset Purchase Agreement dated 25 July 2007 (the “APA”).

B.	WHEREAS, the Parties wish to make certain amendments to the APA as set out in this Amendment.
NOW THEREFORE, having regard to the above and based on the mutual promises and covenants contained herein, the Parties hereby enter into this Amendment and agree as follows:
1.	Definitions. Unless the context otherwise requires, capitalized terms used in this Amendment, including but not limited to the recitals and exhibits and schedules, but not otherwise defined herein shall have their respective meanings set forth in the APA, subject to any capitalized terms which are amended in this Amendment.

2.	Amendment to the APA. The Parties expressly amend the following Sections and Schedules in the APA:
(i)	Section 4.2. Section 4.2 of the APA is hereby supplemented by inserting the following new Section 4.2(f):
“(f) The parties hereby agree that to the extent that the parties are required to convert the US$50,000,000 (Fifty Million United
States Dollar) payment to be made by Buyer pursuant to Section 4.2(a)(i) on the Closing Date from US$ to Baht, the conversion rate to be used shall be the Bank of Thailand mid-rate quoted on 25 September 2007 of 34.21 Baht per US$. The parties hereby further agree that to the extent a notional conversion of the Purchase Price from US$ to Baht is required for the computation of any Tax that is payable by the parties, the parties hereby agree to use the conversion rate based on the Bank of Thailand mid-rate quoted on 25 September 2007 of 34.21 Baht per US$ for conversion of US$ to Baht.”
(ii)	Schedule 2.2(m) (Excluded Assets (Identified Employees)). Schedule 2.2(m) of the APA is hereby deleted in its entirety and replaced by a new Schedule 2.2(m) attached hereto.

(iii)	Schedule 5.18 (Selected Contracts). Schedule 5.18 of the APA is hereby amended as follows:
(a)	Schedule 5.18 (Selected Contracts). Reference in Schedule 5.18 of the APA to contract no. 1, ‘Laurier Inc c/o Fico Asia Bhd Londonderry, NH 03053 US (Lease Equipment Supplier)’ is hereby deleted in its entirety.

(b)	Reference in Schedule 5.18 of the APA to contract no. 14, ‘Delat Design Singapore (consigned material from Supplier)’ is hereby deleted in its entirety and replaced by the following new contract no. 14:

No	Supplier Name	LSI Affiliate Signing
14	Malaysia Electronic Material (MEM) dated 1 June 2007	LSI Thai
(c)	Reference in Schedule 5.18 of the APA to contract no. 23, ‘Connected (TLM)’ is hereby deleted in its entirety.

(d)	Reference in Schedule 5.18 of the APA to contract no. 34, ‘Advantest (ATE OEM)’ is hereby deleted in its entirety.

(e)	Reference in Schedule 5.18 of the APA to contract no. 35, ‘Agilent / Avago (ATE OEM)’ is hereby deleted in its entirety.

(f)	Reference in Schedule 5.18 of the APA to contract no. 36, ‘Teradyne (ATE OEM)’ is hereby deleted in its entirety.
(iv)	Schedule 9.5 (Necessary Consents). Schedule 9.5 of the APA is hereby amended as follows:
(a)	Reference in Schedule 9.5 of the APA to contract no. 1, ‘Laurier Inc c/o Fico Asia Bhd Londonderry, NH 03053 US (Lease Equipment Supplier)’ is hereby deleted in its entirety.

(b)	Reference in Schedule 9.5 of the APA to contract no. 14, ‘Delat Design Singapore (consigned material from Supplier)’ is hereby deleted in its entirety and replaced by the following new contract no. 14:

No	Supplier Name	LSI Affiliate Signing
14	Malaysia Electronic Material (MEM) dated 1 June 2007	LSI Thai
(c)	Reference in Schedule 9.5 of the APA to contract no. 28, ‘Advantest (ATE OEM)’ is hereby deleted in its entirety.

(d)	Reference in Schedule 9.5 of the APA to contract no. 29, ‘Agilent / Avago (ATE OEM)’ is hereby deleted in its entirety.

(e)	Reference in Schedule 9.5 of the APA to contract no. 30, ‘Teradyne (ATE OEM)’ is hereby deleted in its entirety.
3.	Pro-Rated Leave Entitlement; 13th Month Bonus Payment. In furtherance of the intention set out in Section 8.4(b) of the APA, each of Seller and Buyer agrees that on Closing:
(i)	for each Transferred Employee, Seller shall pay Buyer (a) an amount equivalent to the pro-rated fixed monthly salary of the Transferred Employee for the number of the days the Pro Rated Leave Entitlement exceeds the Actual Leave Taken by such Transferred Employee, such amount to be computed based on such Transferred Employee’s fixed monthly salary in accordance with the Seller’s prevailing policies; and (b) the thirteenth month salary of the Transferred Employee pro rated according to the period that the Transferred Employee was employed by Seller in the calendar year 2007 (such amount in paragraph (b), the “Pro-Rated 13th Month Bonus”);

(ii)	for each Transferred Employee, Buyer shall pay Seller an amount equivalent to the pro-rated fixed monthly salary of the Transferred Employee for the number of the days the Actual Leave Taken exceeds the Pro Rated Leave Entitlement for such Transferred Employee, such amount to be computed based on such Transferred Employee’s fixed monthly salary in accordance with the Seller’s prevailing policies;

(iii)	in the event that the Pro Rated Leave Entitlement of a Transferred Employee is equal to the Actual Leave Taken of a Transferred Employee, neither party shall be liable to the other party in respect of any payment for such Transferred Employee except for the payments relating to the Pro-Rated 13th Month Bonus; and

(iv)	in respect of each Transferred Employee, on or prior to 15 February 2007, Buyer shall (1) provide Seller with evidence of payment by Seller to each Transferred Employee their respective Pro-Rated 13th Month Bonus entitlement; and (2) in the event a Transferred Employee resigns or is terminated prior to 31 December 2007, Buyer shall reconcile and reimburse Seller on or prior to 15 February 2008 any sums paid by Seller to Buyer pursuant to Section 3(i)(b) which either:
(a)	the Transferred Employee is not entitled to, due to his being dismissed on any ground listed under section 119 of the Labour Protection Act; or

(b)	is not paid by Buyer to the Transferred Employee on or prior to 31 January 2008.
For the purposes of Section 3 of this Amendment, the following definitions shall apply:

“Pro Rated Leave Entitlement” means the number of days of annual leave that a Transferred Employee is entitled to in the calendar year 2007 pro rated for the period up to and excluding the Closing Date.

“Actual Leave Taken” means in respect of each Transferred Employee the actual number of days of leave taken by such Transferred Employee for the period in the calendar year 2007 up to and excluding the Closing Date.

4.	Entire Agreement. The APA and all exhibits and schedules thereto, as expressly amended by and together with this Amendment, constitute the entire agreement of the Parties. Except to the extent expressly amended by the provisions of this Amendment, the terms and conditions of the APA are hereby confirmed and shall remain in full force and effect. The APA and this Amendment shall be read and construed as one document and this Amendment shall be considered to be part of the APA and, without prejudice to the generality of the foregoing, where the context so allows, all references in the APA to “this Agreement”, “hereof”, “herein”, “herewith”, “hereunder” and words of similar, shall be read and construed as references to the APA as amended, modified or supplemented by this Amendment.

5.	Counterparts. This Amendment may be executed in any number of counterparts, including facsimile counterparts sent by email or facsimile transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.

6.	Governing Law and Submission to Jurisdiction; Arbitration. The provisions of Section 13.14 (Governing Law and Submission to Jurisdiction) and Section 13.15 (Arbitration) of the APA shall apply to this Amendment mutatis mutandis and are hereby incorporated herein by reference as if set forth in full in this Amendment.

SIGNATURE PAGE
(Amendment No. 1 to Asset Purchase Agreement)
IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date and year set forth in the first paragraph hereof.

BUYER STATS CHIPPAC (THAILAND) LIMITED.		BUYER GUARANTOR STATS CHIPPAC LTD.
By	/s/ Tan Lay Koon Name: Tan Lay Koon Title: Director	By	/s/ Tan Lay Koon Name: Tan Lay Koon Title: Director, President and Chief Executive Officer
In the presence of:		In the presence of:
/s/ Janet Taylor Name: Janet Taylor Title: General Counsel, STATS ChipPAC Ltd.		/s/ Janet Taylor Name: Janet Taylor Title: General Counsel
SELLER LSI (THAI) LTD.		SELLER GUARANTOR LSI CORPORATION
By	/s/ Paul Bento Name: Paul Bento Title: Director	By	/s/ Andrew Micallef Name: Andrew Micallef Title: Executive Vice President
In the presence of:		In the presence of:
/s/ JoAnne S. Lamendola Name: JoAnne S. Lamendola Title: Executive Assistant		/s/ Michelle Neo Name: Michelle Neo Title: Director, Legal